Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS SECOND QUARTER SALES

AND EARNINGS

Pennsauken, NJ, April 27, 2020 - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the second quarter ended March 28, 2020.

Sales decreased 2% to $272.0 million from $276.3 million in last year’s second quarter. Net earnings decreased 64% to $7.3 million in the current quarter from $20.4 million last year. Earnings per diluted share decreased 65% to $.38 for the second quarter from $1.08 last year. Operating income decreased 56% to $11.0 million in the current quarter from $24.8 million in the year ago quarter.

For the six months ended March 28, 2020, sales increased 1% to $554.9 million from $547.9 million in last year’s first half.  Net earnings decreased 36% to $24.4 million in the six months from $37.9 million last year. Earnings per diluted share decreased 36% to $1.28 from $2.00 last year. Operating income decreased 30% to $32.7 million this year from $46.9 million last year.

The Company also said that sales for the first 4 weeks of its third quarter that will end June 27, 2020 were down approximately 45% from a year ago.  Although it cannot estimate whether  sales will continue to be down at the same rate for the balance of the quarter, the Company said that it might have an operating loss in the quarter which would compare to operating income of $39 million in the year ago June quarter if sales continue to be down at the same rate. Approximately 2/3 of the Company’s sales are to venues and locations that have shut down or sharply curtailed their foodservice operations so the Company anticipates COVID-19 will continue to have a negative impact on its business. As the Company has $267 million of cash and marketable securities on its balance sheet, it does not expect to have any liquidity issues, nor does it anticipate a material amount of its assets would be impaired.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “We have good management in place, strong brands and a broad base of highly respected customers. We continue to monitor and adjust our costs and expenses as we evaluate our business on a daily, weekly, and monthly basis. We are monitoring consumer behavior, customer shifts, and industry needs to adapt our product and marketing mix for the post pandemic landscape.  In what is the true JJSF entrepreneurial spirit, we are ready to fight our way back to sales growth and business performance when customers begin to re-open this summer.   We are being careful not to reduce our costs so much that we won’t be able service our customers when they return, making sure that we have the proper staffing and resources in place for when business opens up again. And at the same, we are working around the clock updating preventative measures to keep our employees safe. We have always been a company that has been cautious in the way we spend and use our cash. Today we have $267 million in cash and securities, we are protecting it and using it to prepare for the future as we monitor and shape what that looks like in this changing landscape.”

J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands within DADDY RAY’S, COUNTRY HOME BAKERS and HILL & VALLEY. With nearly twenty manufacturing facilities, and more than $1 billion in annual revenue, J&J Snack Foods Corp. has continued to see steady growth as a company, reaching record sales for 47 consecutive years. The company consistently seeks out opportunities to expand its unique niche market product offering while bringing smiles to families worldwide. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**SOUR PATCH KIDS is a registered trademark of Mondelçz International group, used under license.

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(in thousands, except per share amounts)

	Three months ended		Six months ended
	March 28,	March 30,	March 28,	March 30,
	2020	2019	2020	2019

Net Sales	$272,042	$276,302	$554,939	$547,914

Cost of goods sold	202,599	197,054	407,635	391,803
Gross Profit	69,443	79,248	147,304	156,111

Operating expenses
Marketing	23,848	21,952	46,580	43,394
Distribution	24,834	22,122	48,376	46,074
Administrative	10,174	9,998	19,792	19,241
Other general (income) expense	(395)	405	(129)	549
Total Operating Expenses	58,461	54,477	114,619	109,258

Operating Income	10,982	24,771	32,685	46,853

Other (expense)income
Investment(loss)income	(413)	2,782	1,373	3,822
Interest expense & other	(27)	(25)	(53)	(52)

Earnings before income taxes	10,542	27,528	34,005	50,623

Income taxes	3,233	7,174	9,637	12,743

NET EARNINGS	$7,309	$20,354	$24,368	$37,880

Earnings per diluted share	$0.38	$1.08	$1.28	$2.00

Weighted average number of diluted shares	19,014	18,891	19,079	18,894

Earnings per basic share	$0.39	$1.08	$1.29	$2.02

Weighted average number of basic shares	18,921	18,795	18,910	18,780

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 28,
	2020	September 28,
	(unaudited)	2019
Assets
Current assets
Cash and cash equivalents	$142,969	$192,395
Marketable securities held to maturity	69,337	51,091
Accounts receivable, net	134,746	140,938
Inventories	128,090	116,165
Prepaid expenses and other	7,352	5,768
Total current assets	482,494	506,357

Property, plant and equipment, at cost
Land	2,494	2,494
Buildings	26,582	26,582
Plant machinery and equipment	331,535	315,360
Marketing equipment	256,502	240,681
Transportation equipment	9,839	9,725
Office equipment	32,271	31,217
Improvements	41,774	40,626
Construction in progress	10,050	10,039
Total Property, plant and equipment, at cost	711,047	676,724
Less accumulated depreciation and amortization	441,886	423,276
Property, plant and equipment, net	269,161	253,448

Other assets
Goodwill	123,033	102,511
Other intangible assets, net	81,948	54,922
Marketable securities held to maturity	41,091	79,360
Marketable securities available for sale	12,947	19,903
Operating lease right-of-use assets	64,502	-
Other	2,761	2,838
Total other assets	326,282	259,534
Total Assets	$1,077,937	$1,019,339

Liabilities and Stockholders' Equity
Current Liabilities
Current finance lease liabilities	$345	$339
Accounts payable	67,494	72,029
Accrued insurance liability	12,940	10,457
Accrued liabilities	6,945	7,808
Current operating lease liabilities	13,109	-
Accrued compensation expense	16,345	21,154
Dividends payable	10,879	9,447
Total current liabilities	128,057	121,234

Noncurrent finance lease liabilities	544	718
Noncurrent operating lease liabilities	54,267	-
Deferred income taxes	61,464	61,920
Other long-term liabilities	537	1,716

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,888,000 and 18,895,000 respectively	45,549	45,744
Accumulated other comprehensive loss	(16,099)	(12,988)
Retained Earnings	803,618	800,995
Total stockholders' equity	833,068	833,751
Total Liabilities and Stockholders' Equity	$1,077,937	$1,019,339

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (in thousands)

	Six Months Ended

	March 28,	March 30,
	2020	2019
Operating activities:
Net earnings	$24,368	$37,880
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	24,810	21,890
Amortization of intangibles and deferred costs	1,677	1,747
Share-based compensation	2,432	1,931
Deferred income taxes	(298)	615
Loss on marketable securities	2,070	284
Other	(286)	268
Changes in assets and liabilities net of effects from purchase of companies
Decrease in accounts receivable	6,343	2,003
Increase in inventories	(11,328)	(10,186)
(Increase) decrease in prepaid expenses	(1,598)	172
Decrease in accounts payable and accrued liabilities	(5,920)	(6,345)
Net cash provided by operating activities	42,270	50,259
Investing activities:
Payments for purchases of companies, net of cash acquired	(57,197)	-
Purchases of property, plant and equipment	(36,985)	(26,351)
Purchases of marketable securities	(6,103)	(19,531)
Proceeds from redemption and sales of marketable securities	30,938	23,137
Proceeds from disposal of property and equipment	1,853	878
Other	(63)	(207)
Net cash used in investing activities	(67,557)	(22,074)
Financing activities:
Payments to repurchase common stock	(8,972)	-
Proceeds from issuance of stock	6,300	5,926
Payments on capitalized lease obligations	(168)	(167)
Payment of cash dividend	(20,314)	(17,825)
Net cash used in financing activities	(23,154)	(12,066)
Effect of exchange rate on cash and cash equivalents	(985)	(943)
Net (decrease) increase in cash and cash equivalents	(49,426)	15,176
Cash and cash equivalents at beginning of period	192,395	111,479
Cash and cash equivalents at end of period	$142,969	$126,655

	Three months ended		Six months ended
	March 28,	March 30,	March 28,	March 30,
	2020	2019	2020	2019

Sales to External Customers:
Food Service
Soft pretzels	$45,660	$49,812	$95,601	$98,803
Frozen juices and ices	9,491	8,947	16,534	16,474
Churros	14,754	15,770	31,145	30,905
Handhelds	7,447	7,987	14,636	16,789
Bakery	89,407	84,406	185,779	178,651
Other	4,573	8,145	11,085	13,471
Total Food Service	$171,332	$175,067	$354,780	$355,093

Retail Supermarket
Soft pretzels	$12,332	$10,829	$22,158	$21,015
Frozen juices and ices	15,864	14,668	25,957	25,664
Biscuits	6,630	6,358	13,608	14,222
Handhelds	3,117	2,479	5,878	5,047
Coupon redemption	(866)	(507)	(1,409)	(1,201)
Other	494	340	805	699
Total Retail Supermarket	$37,571	$34,167	$66,997	$65,446

Frozen Beverages
Beverages	$31,895	$33,603	$67,150	$65,039
Repair and maintenance service	21,779	20,034	44,265	39,777
Machines revenue	8,910	13,161	20,891	22,065
Other	555	270	856	494
Total Frozen Beverages	$63,139	$67,068	$133,162	$127,375

Consolidated Sales	$272,042	$276,302	$554,939	$547,914

Depreciation and Amortization:
Food Service	$7,240	$6,616	$14,158	$12,938
Retail Supermarket	329	320	688	655
Frozen Beverages	6,188	5,066	11,641	10,044
Total Depreciation and Amortization	$13,757	$12,002	$26,487	$23,637

Operating Income :
Food Service	$7,951	$19,182	$25,985	$36,879
Retail Supermarket	4,337	3,039	6,554	5,250
Frozen Beverages	(1,306)	2,550	146	4,724
Total Operating Income	$10,982	$24,771	$32,685	$46,853

Capital Expenditures:
Food Service	$10,331	$8,403	$18,734	$14,681
Retail Supermarket	275	581	1,235	1,133
Frozen Beverages	8,774	5,530	17,016	10,537
Total Capital Expenditures	$19,380	$14,514	$36,985	$26,351

Assets:
Food Service	$740,318	$699,028	$740,318	$699,028
Retail Supermarket	31,636	30,034	31,636	30,034
Frozen Beverages	305,983	223,650	305,983	223,650
Total Assets	$1,077,937	$952,712	$1,077,937	$952,712

RESULTS OF OPERATIONS

Net sales decreased $4,260,000 or 2% to $272,042,000 for the three months and increased $7,025,000 or 1% to $554,939,000 for the six months ended March 28, 2020 compared to the three and six months ended March 30, 2019, respectively. Excluding sales from the acquisition of ICEE Distributors in October 2019 and BAMA ICEE in February 2020, sales decreased 2% for the quarter and increased about 1/3 of 1% for the six months. Sales for the first 11 weeks of our second quarter increased approximately 2% and decreased approximately 20% in the last 2 weeks of the quarter due to the slowdown in the economy.

     Net Sales for the first 4 weeks of our third quarter ending June 27, 2020 were down approximately 45% from a year ago.  Although we cannot estimate whether  net sales will continue to be down at the same rate for the balance of the quarter, we estimate that we may have an operating loss in the quarter which would compare to operating income of $39 million in the year ago June quarter if sales continue to be down at the same rate. Approximately 2/3 of our sales are to venues and locations that have shut down or sharply curtailed their foodservice operations so we anticipate COVID-19 will continue to have a negative impact on our business. As we have $267 million of cash and marketable securities on our balance sheet, we do not expect to have any liquidity issues, nor do we anticipate a material amount of our assets would be impaired.

FOOD SERVICE

Sales to food service customers decreased $3,735,000 or 2% in the second quarter to $171,332,000 and decreased $313,000 or 1% to $354,780,000 for the six months. For the first 11 weeks of the quarter, sales increased approximately 2% and sales decreased approximately 24% in the last 2 weeks of the quarter. Soft pretzel sales to the food service market decreased 8% to $45,660,000 in the three months and 3% to $95,601,000 in the six months. Prior to COVID-19, soft pretzel sales were strong to convenience store chains and schools in the quarter.

Frozen juices and ices sales increased 6% to $9,491,000 in the three months and were essentially the same as last year at $16,534,000 in the six months as sales to warehouse club stores were strong in the quarter.

Churro sales to food service customers were down 6% in the quarter to $14,754,000 and were up less than 1% to $31,145,000 in the six months due to the dropoff in sales due to COVID-19.

Sales of bakery products increased $5,001,000 or 6% in the second quarter and increased $7,128,000 or 4% to $185,779,000 for the six months with significant offsetting increases and decreases in sales to particular customers.

Sales of handhelds decreased $540,000 or 7% in the quarter and $2,153,000 or 13% in the six months with the decrease primarily coming from lower sales to co-pack customers.

Sales of funnel cake decreased $3,370,000 or 44%, to $4,362,000 in the quarter and $2,130,000, or 17%, to $10,562,000 in the six months due primarily to lower sales to one quick service restaurant chain that ran a limited time offer in last year’s quarter.

Sales of new products in the first twelve months since their introduction were approximately $1.6 million in this quarter and $4.1 million in the six months.

     Operating income in our Food Service segment decreased to $7,951,000 from $19,182,000 in the quarter and decreased to $25,985,000 from $36,879,000 in the six months primarily because of lower volume and higher operating expenses throughout the quarter and a significant dropoff in sales and production due to COVID-19.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets increased $3,404,000 or 10% to $37,571,000 in the second quarter and increased $1,551,000 or 2% in the six months. For the first 11 weeks of the quarter, sales increased approximately 4% and increased approximately 45% in the last 2 weeks of the quarter. Soft pretzel sales for the second quarter were up 14% to $12,332,000 and up 5% to $22,158,000 for the six months. Sales of frozen juices and ices increased $1,196,000 or 8% to $15,864,000 in the second quarter and increased $293,000 or 1% in the six months. Handheld sales to retail supermarket customers increased 26% to $3,117,000 in the quarter and 16% to $5,878,000 in the six months. Biscuit sales for the second quarter were up 4% to $6,630,000 and down 4% to $13,608,000 for the six months. Sales were generally higher for all product lines as sales in the year ago periods were impacted by lost volume and placements due the price increases implemented in last year’s first quarter and because of increased sales to supermarkets generally in the last 2 weeks of the quarter due to COVID-19.

Sales of new products in the second quarter were approximately $300,000 and were approximately $400,000 for the six months.

    Operating income in our Retail Supermarkets segment was $4,337,000 in this year’s second quarter compared to $3,039,000 in last year’s quarter, a 43% increase and increased to $6,554,000 in this year’s six months compared to $5,250,000 in last year’s six months due to higher volume and higher prices.

FROZEN BEVERAGES

Frozen beverage and related product sales decreased 6% to $63,139,000 in the second quarter and increased 5% to $133,162,000 in the six months. For the first 11 weeks of the quarter, sales increased approximately 1% and decreased approximately 38% in the last 2 weeks of the quarter. Beverages sales were down 5% to $31,895,000 in the quarter and up 5% to $67,150,000 in the six months. Excluding sales from the acquisition of ICEE Distributors in October 2019 and BAMA ICEE in February 2020, frozen beverages and related product sales decreased 10% in the quarter and were up less than 1% for the six months and beverages sales decreased 14% for the quarter and 3% for the six months. Gallon sales were down 12% in the quarter and down 6% in the six months exclusive of ICEE Distributors’ gallons. Service revenue increased 9% to $21,779,000 in the second quarter and increased 10% to $44,265,000 in the six months with sales increases and decreases spread throughout our customer base.

Machines revenue (primarily sales of frozen beverage machines) were $8,910,000, a decrease of $4,251,000 in the quarter and $20,891,000, a decrease of $1,174,000 in the six months, with the decrease because of a significant install project at one quick service restaurant chain in last year’s quarter. Our Frozen Beverage segment had an operating loss of $1,306,000 compared to operating income of $2,550,000 in last year’s quarter and operating income for the six months was $146,000 this year and $4,724,000 last year primarily as a result of lower volume due to COVID-19 and relocation costs of our ICEE’s headquarters of about $1.5 million in our second quarter and $2.3 million in the six months.

CONSOLIDATED

Gross profit as a percentage of sales was 25.53% in the second quarter and 28.68% last year.  Gross profit as a percentage of sales was 26.54% in the six month period this year and 28.49% last year. Gross profit percentage decreased for both periods because of lower volume in our food service and frozen beverages segments in the second quarter, product mix changes and significant dropoff in production at the end of the second quarter due to COVID-19, although gross profit as a percentage of sales was lower prior to COVID-19 for both the quarter and six months.

Total operating expenses increased $3,984,000 in the second quarter and as a percentage of sales increased to 21.5% from 19.7% last year. For the first half, operating expenses increased $5,361,000 and as a percentage of sales increased to 20.7% from 19.9% last year. Marketing expenses increased to 8.8% of sales in this year’s quarter from 7.9% last year and were 8.4% in the six months compared to 7.9% of sales in last year’s six months primarily because of increased spending in our retail supermarket and frozen beverages segments and because of lower sales in the second quarter (lower denominator) . Distribution expenses were 9.1% of sales in the second quarter and 8.0% of sales in last year’s quarter and were 8.7% in this year’s six months compared to 8.4% of sales in last year’s six months primarily due to higher freight and storage costs and because of lower sales in the second quarter (lower denominator). Administrative expenses were 3.7% of sales in the second quarter compared to 3.6% of sales last year in the second quarter and were 3.6% in this year’s six months compared to 3.5% of sales in last year’s six months.

Operating income decreased $13,789,000 or 56% to $10,982,000 in the three months and decreased $14,168,000 or 30% to $32,685,000 in the first six months as a result of the aforementioned items. About $6.5 million of the decrease in operating income in the second quarter was in January and February primarily due to higher costs and lower volume in our foodservice segment and the relocation costs in our frozen beverages segment.

We had an investment loss, net of income, of $413,000 in this year’s quarter compared to investment income of $2,782,000 in last year’s quarter. Investment income decreased to $1,373,000 from $3,822,000 in the six month periods. We had unrealized losses of $1,993,000 and $267,000 in the six months ended March 28, 2020 and March 30, 2019 respectively. We had unrealized losses of $2,064,000 in the three months ended March 28, 2020 and unrealized gains of $760,000 in the three months ended March 30, 2019.

    Net earnings decreased $13,045,000, or 64%, in the current three month period to $7,309,000 and decreased $13,512,000, or 36%, to 24,368,000 for the six month period this year compared to $37,880,000 for the six month period last year.

Net earnings in last year’s six months benefitted by a reduction of approximately $900,000 in tax as the provision for the one time repatriation tax as a result of the Tax Cuts and Job Act of 2017 was reduced as the amount recorded the year prior was an estimate. Excluding the reduction in the provision for the one time repatriation tax, our effective tax rate was 27.0% in last year’s six months. Our effective tax rate was 28.3% in this year’s six months.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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